                                                                     EXHIBIT 11

THE AES CORPORATION AND SUBSIDIARIES

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

(In millions, except per share amounts)


                                                        For Years ended December 31
--------------------------------------------------------------------------------------------------
                                                        1994            1995            1996
PRIMARY

Weighted Average Number of Shares of Common
   Stock Outstanding                                     74.6            74.9            75.7

Net Effect of Dilutive Stock Options and
   Warrants-Based on the Treasury Stock
   Method Using Average Market Price                      1.0             0.7             1.3

Stock Units Allocated to the Deferred
   Compensation Plans for Executives and
   Directors                                              0.2             0.3             0.3

--------------------------------------------------------------------------------------------------
   Weighted Average Shares Outstanding                   75.8            75.9            77.3
--------------------------------------------------------------------------------------------------
   Net Income                                            $100            $107            $125
--------------------------------------------------------------------------------------------------
   Per Share Amount                                     $1.32           $1.41           $1.62
--------------------------------------------------------------------------------------------------

FULLY DILUTED

Weighted Average Number of Shares of Common
   Stock Outstanding                                     74.6            74.9            75.7

Net effect of Dilutive Stock Options and
   Warrants - Based on the Treasury Stock
   Method Using Ending Market Price                       1.0             1.0             1.9

Stock Units Allocated to the Deferred
   Compensation Plans for Executives and
   Directors                                              0.2             0.3             0.3

Effect of Convertible Debt - Based on the If-
   Converted Method                                       1.9             1.9             1.3

--------------------------------------------------------------------------------------------------
   Weighted Average Shares Outstanding                   77.7            78.1            79.2
--------------------------------------------------------------------------------------------------

   Net Income                                            $100            $107            $125
   Additional Contribution to Net Income if
      Convertible Debt is Fully Converted                   2               2               1
--------------------------------------------------------------------------------------------------
   Adjusted Net Income                                   $102            $109            $126
--------------------------------------------------------------------------------------------------
   Per Share Amount                                     $1.31           $1.40           $1.59
--------------------------------------------------------------------------------------------------

NOTE: All net income per share and share data have been adjusted to reflect the three percent stock dividend declared February 17, 1994.